Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of CVS Caremark Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of CVS Caremark Corporation and the effectiveness of internal control over financial reporting of CVS Caremark Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 19, 2010